                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                           (Amendment No._________)*

                                COACH USA, INC.
     ----------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
     ----------------------------------------------------------------------
                         (Title of Class of Securities)

                                  18975L 10 6
           ---------------------------------------------------------
                                 (CUSIP Number)




*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





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                                  SCHEDULE 13G

CUSIP No. 18975L 10 6

1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         GERALD MERCADANTE

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2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                                   (a) / /
                                                                                                                             (b) / /

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3        SEC USE ONLY

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4        CITIZENSHIP OR PLACE OF ORGANIZATION
         UNITED STATES CITIZEN

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                                  5  SOLE VOTING POWER
NUMBER OF                                  869,977
SHARES
BENEFICIALLY                      --------------------------------------------------------------------------------------------------
OWNED BY                          6  SHARED VOTING POWER
EACH                                       -0-
REPORTING
PERSON                            --------------------------------------------------------------------------------------------------
WITH                              7  SOLE DISPOSITIVE POWER
                                           869,977


------------------------------------------------------------------------------------------------------------------------------------
                                  8  SHARED DISPOSITIVE POWER
                                           -0-

------------------------------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         869,977

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10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES*                                                                                                                 /X/

         Excludes 186,423 shares held by Mr. Mercadante's spouse, as to which shares Mr. Mercadante disclaims beneficial ownership.

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11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         5.4%

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12       TYPE OF REPORTING PERSON*
         IN

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

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
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Item 1.

         (a)     Name of Issuer:  Coach USA, Inc.

         (b)     Address of Issuer's Principal Executive Offices:

                                  One Riverway, Suite 600
                                  Houston, Texas 77056-1980

Item 2.

         (a)     Name of Person Filing:  Gerald Mercadante

         (b)     Address of Principal Business Office or, if none, Residence:

                                        Gerald Mercadante
                                        c/o Coach USA, Inc.
                                        One Riverway, Suite 600
                                        Houston, Texas 77056-1980

         (c)     Citizenship:  United States

         (d)     Title of Class of Securities: Common Stock

         (e)     CUSIP Number: 18975L 10 6

Item 3.          This statement is filed pursuant to Rule 13d-1(c).
                 Accordingly, Items 3(a) through 3(h) are inapplicable.

Item 4.          Ownership

         (a)     Amount Beneficially Owned as of December 31, 1996:

                 869,977 shares*

         (b)     Percent of Class:

                 5.4%*

         (c)     Number of shares as to which persons filing statement have:

                 (i)  sole power to vote or direct the vote:

                          869,977 shares*

                 (ii)  shared power to vote or direct the vote:

                          0 shares

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                 (iii) sole power to dispose of or direct the disposition of:

                          869,977 shares*

                 (iv) shared power to dispose of or direct the disposition of:

                          0 shares

---------------------------

         *Mr. Mercadante's reported ownership of 869,977 shares excludes 186,423 shares owned by his spouse, as to which shares Mr. Mercadante disclaims beneficial ownership.

Item 5.          Ownership of Five Percent or Less of a Class.

                 Not Applicable.

Item 6.          Ownership of More than Five Percent on Behalf of Another
                 Person.

                 Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

                 Not Applicable.

Item 8.          Identification and Classification of Members of the Group

                 Not Applicable.

Item 9.          Notice of Dissolution of Group

                 Not Applicable.

Item 10.         Certification

                 Not Applicable.
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                                   SIGNATURE

                 After reasonable inquiry and to the best of my knowledge and belief, I hereby certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 1997



                                        /s/  Gerald Mercadante
                                        ------------------------------
                                        Gerald Mercadante